Exhibit A
AGREEMENT
     Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D/A is being filed on behalf of each of the undersigned.
November 9, 2006

VENROCK ASSOCIATES
by a General Partner
VENROCK ASSOCIATES III, L.P.,
by its General Partner, Venrock Management III LLC
VENROCK ENTREPRENEURS FUND III, L.P.
by its General Partner, VEF Management III LLC

By:	/s/ Bryan E. Roberts

Name: Bryan E. Roberts
Title: As a General Partner or Member